For Immediate Release	NEWS RELEASE	Contact: Barbara Thompson
July 23, 2007		First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR SECOND QUARTER 2007

RALEIGH, N.C. - First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending June 30, 2007, of $30.9 million compared to $31.7 million for the corresponding period of 2006, a decrease of 2.7 percent, according to Lewis R. Holding, chairman of the board.

Per share income for the second quarter 2007 totaled $2.96, compared to $3.04 for the same period a year ago. First Citizens’ results generated an annualized return on average assets of 0.79 percent for the second quarter of 2007 compared to 0.84 percent for the second quarter of 2006. The annualized return on average equity was 9.14 percent during the current quarter, compared to 10.43 percent for the same period of 2006.

First Citizens’ earnings benefited from improved noninterest income and significantly lower provision for credit losses, but higher noninterest expense and a reduction in net interest income offset the impact of the favorable variances.

Net interest income declined $885,000 during the second quarter of 2007, caused by the unfavorable impact of a 15 basis point reduction in the net yield on interest-earning assets. The taxable-equivalent yield on interest-earning assets increased 32 basis points to 6.37 percent, while the rate on interest-bearing liabilities grew 56 basis points to 3.56 percent. Average loans and leases increased $395.7 million or 4.0 percent during the second quarter of 2007, when compared to the same period in 2006. Driven by robust demand for cash management products and modest deposit growth, average interest-bearing liabilities increased $541.5 million or 4.9 percent over 2006.

Noninterest income for the current quarter increased by $5.2 million or 7.5 percent, compared to the same period of 2006. The improvement resulted from growth in broker-dealer revenue, trust and asset management fees, cardholder and merchant services income and mortgage income.

The provision for credit losses decreased $2.0 million or 68.6 percent from the second quarter of 2006, when compared to the same period of 2007. This reduction includes the impact of refinements to the methodology used to calculate the allowance for commercial loans and home equity lines of credit. The favorable impact of these changes was partially offset by additional allowance amounts recognized for market trends suggesting credit deterioration. Net charge-offs equaled $4.0 million for the second quarter of 2007, compared to $3.0 million during the second quarter of 2006. The ratio of net charge-offs to average loans and leases equaled 0.16 percent during the second quarter of 2007, compared to 0.12 percent during the same period of 2006.

Noninterest expense increased $8.4 million during the second quarter of 2007. This 6.2 percent increase resulted primarily from higher salary expense and costs related to cardholder and merchant processing. Salary expense increased $3.4 million or 5.9 percent, primarily due to franchise expansion and merit increases. Cardholder and merchant processing costs increased $2.4 million or 20.3 percent during 2007, due to increased transaction volume and new cardholder rewards programs.

For the six-month period ending June 30, 2007, net income equaled $59.8 million or $5.73 per share, compared to $60.4 million or $5.79 per share earned during the same period of 2006. Annualized net income as a percentage of average assets was 0.77 percent during 2007, compared to 0.82 percent during 2006. The annualized return on average equity was 9.02 percent for the first six months of 2007, compared to 10.08 percent for the same period of 2006. Net income during 2007 benefited from higher noninterest income and lower provision for credit losses, but these favorable variances were offset by increased noninterest expense and lower net interest income.

Year-to-date net interest income decreased $2.1 million or 0.9 percent during 2007. Interest-earning assets increased $650.9 million or 4.9 percent during the first half of 2007. However, the combined impact of a flat yield curve and highly competitive loan and deposit pricing caused the taxable-equivalent net yield on interest-earning assets to decline 19 basis points to 3.44 percent during 2007, versus the comparable period of 2006.

Noninterest income increased $10.7 million or 7.9 percent during the first six months of 2007. Cardholder and merchant services income increased $6.1 million or 15.1 percent from the first half of 2006 to the first half of 2007, due to continued transaction volume growth. Mortgage income increased $1.7 million or 53.0 percent during 2007, due to increased loan origination activity. Fees from processing services increased $1.5 million or 10.4 percent during the first six months of 2007. Commission income generated by First Citizens Investor Services increased $1.3 million or 12.9 percent during 2007. Service charges on deposit accounts were unchanged from the same period of 2006.

Benefiting from the current quarter refinements to the allowance for loan and lease loss calculation methodology and lower year-to-date net charge-offs, the provision for credit losses declined $5.2 million or 54.0 percent during 2007. Net charge-offs for 2007 total $6.7 million compared to $8.4 million recorded during the same period of 2006.

Noninterest expense increased $15.8 million or 5.9 percent during the first six months of 2007. Salaries and wages increased $6.0 million or 5.3 percent during 2007 as a result of new branch locations and merit increases. Costs related to cardholder and merchant activities, including processing and cardholder reward costs, increased $4.2 million or 18.8 percent over the same period of 2006, due to higher transaction volume and new rewards programs. Franchise expansion, a new headquarters facility and technology investments resulted in increases of $2.6 million in occupancy expense and $1.9 million in equipment expense. During 2007, noninterest expense benefited from a $1.8 million reduction in employee benefit costs, the result of lower pension and health expenses.

As of June 30, 2007, First Citizens had total assets of $16.0 billion. BancShares’ banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 397 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens’ Web site at firstcitizens.com.
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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens’ actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
(thousands, except share data; unaudited)
Interest income	$221,932	$202,499	$437,993	$392,500
Interest expense	103,884	83,566	203,332	155,749
Net interest income	118,048	118,933	234,661	236,751
Provision for credit losses	934	2,973	4,466	9,710
Net interest income after provision for credit losses	117,114	115,960	230,195	227,041
Noninterest income	74,852	69,609	146,054	135,358
Noninterest expense	143,569	135,207	282,759	266,919
Income before income taxes	48,397	50,362	93,490	95,480
Income taxes	17,546	18,650	33,655	35,111
Net income	$30,851	$31,712	$59,835	$60,369
Taxable-equivalent net interest income	$119,882	$120,413	$238,255	$239,613
Net income per share	$2.96	$3.04	$5.73	$5.79
Cash dividends per share	0.275	0.275	0.55	0.55
Profitability Information (annualized)
Return on average assets	0.79%	0.84%	0.77%	0.82%
Return on average equity	9.14	10.43	9.02	10.08
Taxable-equivalent net yield on interest-earning assets	3.42	3.57	3.44	3.63

CONDENSED BALANCE SHEETS
	June 30	December 31	June 30
	2007	2006	2006
(thousands, except share data; unaudited)
Cash and due from banks	$845,929	$1,010,984	$957,888
Investment securities	3,023,799	3,221,048	3,024,780
Loans and leases	10,473,106	10,239,551	10,029,045
Allowance for loan and lease losses	(129,276)	(132,004)	(130,532)
Other assets	1,795,047	1,390,118	1,645,311
Total assets	$16,008,605	$15,729,697	$15,526,492

Deposits	$12,772,322	$12,743,324	$12,717,219
Other liabilities	1,868,303	1,675,554	1,580,694
Shareholders' equity	1,367,980	1,310,819	1,228,579
Total liabilities and shareholders' equity	$16,008,605	$15,729,697	$15,526,492
Book value per share	$131.10	$125.62	$117.74
Tangible book value per share	120.61	115.02	107.02

SELECTED AVERAGE BALANCES
	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
(thousands, except shares outstanding; unaudited)
Total assets	$15,725,976	$15,322,373	$15,649,720	$14,922,056
Investment securities	3,047,753	2,964,308	3,069,884	2,930,696
Loans and leases	10,319,953	9,924,208	10,259,630	9,815,430
Interest-earning assets	14,077,924	13,522,235	13,977,719	13,326,859
Deposits	12,524,786	12,440,125	12,513,558	12,317,078
Interest-bearing liabilities	11,698,285	11,156,821	11,628,500	10,976,622
Shareholders' equity	$1,353,739	$1,219,835	$1,337,864	$1,208,046
Shares outstanding	10,434,453	10,434,453	10,434,453	10,434,453

ASSET QUALITY
	June 30	December 31	June 30
	2007	2006	2006
(thousands; unaudited)
Nonaccrual loans and leases	$12,458	$14,882	$15,573
Other real estate	6,352	6,028	8,461
Total nonperforming assets	$18,810	$20,910	$24,034
Accruing loans and leases 90 days or more past due	$9,300	$5,185	$7,534
Net charge-offs (year-to-date)	6,716	18,030	8,359
Nonperforming assets to gross loans and leases plus foreclosed real estate	0.18%	0.20%	0.24%
Allowance for credit losses to total loans and leases	1.30	1.35	1.37
Net charge-offs to average loans and leases (annualized, year-to-date)	0.13	0.18	0.17

CAPITAL INFORMATION
	June 30	December 31	June 30
	2007	2006	2006
(dollars in thousands; unaudited)
Tier 1 capital	$1,513,115	$1,456,947	$1,490,953
Total capital	1,785,452	1,732,026	1,764,260
Risk-weighted assets	11,592,171	11,266,342	10,994,518
Tier 1 capital ratio	13.05%	12.93%	13.56%
Total capital ratio	15.40	15.37	16.05
Leverage capital ratio	9.75	9.39	9.92